Exhibit 10.1

TELEDYNE TECHNOLOGIES INCORPORATED

EXECUTIVE DEFERRED COMPENSATION PLAN

As effective as of November 29, 1999 as

Amended and Restated as of December 31, 2014.

1          Purpose. The Teledyne Technologies Incorporated Executive Deferred Compensation Plan, formerly known as the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan which in turn was the successor to the Teledyne, Inc. Executive Deferred Compensation Plan, is an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Effective for benefits accrued after December 31, 2004, the Plan was amended and restated to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by (i) grandfathering all benefits accrued prior to January 1, 2005 under the rules in effect under the Plan prior to the 2004 amendment and restatement and (ii) complying the election and repayment provisions for benefits accrued on or after January 1, 2005 to comply with Section 409A of the Code. The Plan was restated effective December 31, 2014, to include amendments made since the 2004 restatement.

2          Definitions.

2.1       “Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with (1) the portion of the Participant’s Salary that he elects to defer, (2) the portion of the Participant’s Bonus that he elects to defer, (3) portions of the Participant’s account balance under the Prior Plan and (4) earnings on such amounts. Effective for benefits accrued on and after January 1, 2005, the Administrator shall keep separate subaccounts for benefits accrued prior to January 1, 2005 and benefits accrued on and after January 1, 2005.

2.2       “Beneficiary” shall mean the Participant’s Spouse or, if the Participant has no Spouse or the Spouse consents in writing in the presence of a notary public, the person or persons, trustee, or other legal entity or entities last designated by the Participant on a form approved for such purpose to receive the benefits specified hereunder in the event of the Participant’s death. If the Participant has not designated a beneficiary or if no person designated as a beneficiary survives the Participant, the payment of the Participant’s benefits under this Plan following his or her death shall be made (a) to the Participant’s Spouse, if living, (b) if his or her Spouse is not then living, to his or her then living issue by right of representation, (c) if neither his or her Spouse nor his or her issue are then living, to his or her then living parents, or (d) if none of the above are then living, to his or her estate. Notwithstanding the foregoing, the Beneficiary of an Insured Participant under the Plan must be the same as the beneficiary designated with respect to the benefit provided under Article 8 hereof.

2.3       “Bonus” shall mean the award or awards payable (i) under the Teledyne Technologies Incorporated Annual Incentive Plan (or the comparable annual incentive plan of a subsidiary, if applicable, and any predecessor or successor program to any such annual incentive plan) or (ii) as a special bonus under a written employment agreement between the Company or a subsidiary and a Participant.

2.4       “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5       “Committee” shall mean the administrative committee appointed pursuant to Section 9.1 of the Plan. If no Committee has been appointed or is not then serving, the “Committee” shall mean the Vice President.

2.6       “Company” shall mean Teledyne Technologies Incorporated, a Delaware corporation, and any corporation which is a member of a controlled group of corporations that includes the Corporation (within the meaning of Code Section 414(c)) of the Code, unless the context requires otherwise.

2.7       “Compensation” shall mean the annual Salary and Bonus paid by the Company to a Participant.

2.8       “Disability” shall mean, with respect to a Member, any medically determinable physical or mental impairment that can be expected to result in death or be expected to last for a continuous period of not less than 12 months, by reason of which:

(a)	The Participant is unable to engage in any substantial gainful activity; or

(b)	The Participant is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or

(c)	The Participant, due to severe mental or physical impairment, cannot, then or for a period of twelve months after, perform the same employment functions as performed before the onset of such mental or physical impairments such that the Administrator determines it likely that he Participant would be determined to be disabled by the Social Security Administration.

2.9       “Effective Date” shall mean November 29, 1999, and as amended and restated December 31, 2014.

2.10     “Eligible Employee” shall mean an employee of the Company who received Compensation during the preceding Plan Year at least equal to $100,000.

2.11     “Fund” or “Funds” shall mean one or more of the mutual funds, investment portfolios or contracts selected by the Committee pursuant to Section 4.6.

2.12     “Initial Election Period” shall mean the first thirty days after the 10th day of the month next following the date of hire.

2.13     “Insurable Participant” shall mean a Participant who satisfies underwriting standards for the issuance of life insurance determined by the insurance company selected by the Company to provide the pre-distribution death benefit described in Article 8.

2.14     “Insured Participant” shall mean an Insurable Participant upon whose life an insurance policy has been issued to the extent provided in Section 8.1.

2.15     “Key Employee” shall mean a Key Employee as determined under Section 416(i) of the Code (determined without regard to subsection 416(i)(5) thereof). Without limiting the foregoing, the term Key Employee shall include (i) an officer of the Employer having annual compensation greater than $130,000 (or such greater amount as may be in effect under Section 416(i)(1)(A)(i) of the Code, (ii) a five percent owner of the Employer (as that term is defined in Section 416(i)(B) of the Code), or (iii) a one percent owner of the Employer (as that term is defined in Section 416(i)(B) of the Code) at any time during the twelve (12) month period ending on the January 1st of a relevant year and such person shall continue to be regarded as a Key Employee for the 16 month period following that January 1st.

2.16     “Participant” shall mean any Eligible Employee who has a balance in his or her Account.

2.17     “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Payment Date shall be the end of the quarter commencing after the event triggering the payout occurs. Subsequent installments shall be quarterly. A Participant may elect to have his or her benefit accrued before January 1, 2005 as soon as administratively feasible after the triggering event. For benefits accrued on or after January 1, 2005, benefits payable due to Separation from Service or Retirement shall be paid after the 180th day following the applicable event but no later than the later of (i) the last day of the calendar year in which the 180th day following the applicable event occurs or (ii) the 15th day of the third month following the 180th day after the applicable event. The Payment Date of a Scheduled Distribution shall be January of the Plan Year in which the distribution is scheduled to commence. The distributions will be paid as soon as administratively feasible following the Payment Date but no later than the later of (i) the last day of the calendar year in which the Payment Date occurs or (ii) the 15th day of the third month after the Payment Date. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof as reasonably determined by the Committee.

2.18     “Plan” shall mean the Teledyne Technologies Incorporated Executive Deferred Compensation Plan as set forth herein, or as amended from time to time. The Plan was formerly known as the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan which in turn was the successor plan to the Teledyne, Inc. Executive Deferred Compensation Plan.

2.19     “Plan Year” shall mean the calendar year.

2.20     “Prior Plan” shall mean the nonqualified plan or arrangement maintained by the Company for deferral of bonuses prior to the Effective Date.

2.21     “Retirement” shall mean a Participant’s Separation from Service at or after attaining his or her 55th birthday.

2.22     “Salary” shall mean the sum of the base rate of annual pay that an employee is entitled to receive for services rendered to the Company as in effect during a Plan Year and any commissions earned.

2.23     “Scheduled Distribution Date” or “SDD” shall mean the date selected by an Eligible Employee for a scheduled in-service distribution on his or her election form with respect to compensation deferred for a given Plan Year in the manner of distribution elected by the Participant on his or her election form filed at the time the compensation is deferred or, if the Participant dies or has a Separation from Service prior to the SDD, the Participant or Beneficiary, if applicable shall receive the distribution at a time determined as a Termination Distribution under Section 7.1.2.

2.24     “Scheduled Distribution” shall mean a type of distribution for which a Scheduled Distribution Date (or, as alternately defined, SDD) has been elected.

2.25     “Separation from Service” shall mean a separation from Service as defined in Section 409A of the Code, including an employee’s death, Disability or Retirement or other termination of employment without reasonable anticipation of providing services to the Corporation thereafter. A Participant receiving benefits under the Company’s short-term disability plan or on an approved leave of absence shall not be deemed to have been terminated employment (Separation from Service on or after January 1, 2005) for purposes of the Plan. For benefits accrued on or after January 1, 2005, the payment shall be deferred by six months from Separation from Service for all Participants.

2.26     “Spouse” shall mean, effective for purposes of determining rights under this Plan on and after September 16, 2013, the individual to whom a Participant is married under the laws of the state in which the marriage was entered into or contracted, even if such marriage was entered into or contracted before September 16, 2013, and even if, at a relevant time under this Plan, the Participant is not domiciled in the state in which the marriage was entered into or contracted. For purposes of the foregoing sentence, the term “state” shall include (i) any state, possession or territory of the United States or (ii) any country. The foregoing language is intended to be interpreted to be consistent with Revenue Procedure 2013-17. The Committee shall have the right to request from a Participant such evidence of the existence of such marriage as the Committee shall deem necessary or appropriate for the proper administration of the Plan.

2.27     “Unforeseen Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant which would result in severe financial hardship to the Participant and which itself results from, as such events shall be determined in the discretion of the Committee or its delegate:

(a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant;

(b) a loss of the Participant’s property due to casualty; or

(c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.28     “Vice President” shall mean the individual serving as the Vice President of Administration and Human Resources of the Company at a particular time or the equivalent position or title or such other person or title as the Committee may from time to time designate.

3          Participation. No Eligible Employee shall become a Participant in this Plan unless or until he or she properly enrolls in the Plan in a manner that specifies his or her deferral elections and the time and form of payment as set forth in the Plan and actually makes deferrals of Compensation. No Eligible Employee shall have a claim for benefits under this Plan unless or until all such enrollment is completed to the satisfaction of the Administrator and amounts are withheld from the Eligible Employee’s Compensation.

4          Deferral Elections.

4.1       Elections to Defer Compensation. An Eligible Employee may elect to defer a portion of his or her Salary and, separately, a portion of his or her Bonus for the calendar year following the calendar year in which a written election, on a form approved by the Vice President or her designee, to defer Salary and/or Bonus is delivered to the Vice President or her designee. Separate elections shall be required for Salary and Bonus deferrals. All elections shall be effective as soon as administratively feasible after receipt by the Vice President or her designee but no deferrals shall actually be made until the first payroll of the calendar year following the calendar year in which the election is made.

4.2       Salary Deferral Elections. Each election to defer Salary shall be made in whole percentages of the Salary to be earned in the calendar year following the calendar year in which the election is made. The minimum percentage that may be deferred is 5%. The maximum percentage shall be the percentage of Salary reasonably determined by the Committee that would prevent the Eligible Employee from making required or elected contributions under employee benefit plans or to have required federal, state and local income or payroll tax payments made or such other payroll deductions as determined appropriate by the Committee. An election to defer Salary must be filed with the Vice President or her designee on or before the date specified by the Vice President but in no event later than December 31st of the calendar year prior to the calendar year in which the Salary is earned. An election to defer Salary shall remain in effect from year to year for each year in which the Eligible Employee remains eligible to participate in the Plan and notwithstanding any change in the amount earned by the Eligible Employee, unless or until revoked or changed by the Eligible Employee in accordance with this Plan.

4.3       Bonus Deferral Elections. Each election to defer Bonus shall be made in whole percentages of the Bonus that may be earned with respect to (as opposed to paid in) the calendar year following the calendar year in which the election is made. The minimum percentage shall be 5%. The maximum percentage shall be the percent of Bonus reasonably determined by the Committee that would prevent the Eligible Employee from making required or elected contributions under employee benefit plans or to have required federal, state and local income and payroll tax payments made or such other payroll deductions as determined appropriate by the Committee. An election to defer Bonus must be filed with the Vice President or her designee on or before the date specified by the Vice President but in no event later than the 31st of December of the calendar year prior to the calendar year in which services are rendered to earn the Bonus. An election to defer Bonus must be made each year for which a deferral is elected and an election made in a prior year shall not carry over from year to year.

4.4       Initial Election Period. Notwithstanding the timing of Salary elections set forth in Section 4.2, an Eligible Employee who first becomes eligible to participate in this Plan during a calendar year may make a Salary Deferral Election that otherwise conforms to Sections 4.2 but applies for Salary to be earned in the remainder of the first year of eligibility. The election to defer Salary to be earned in the remainder of the first calendar year of eligibility shall be made within 30 days following notice from the Committee to the Eligible Employee that he or she is eligible to participate in the Plan. No election to defer Bonus shall be made in the Initial Election Period.

4.5       Distribution Elections.

(a)       Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Article 7.

(b)       Modification of Election. A new distribution election may be made with respect to new deferrals in Plan Years beginning after the election is made. However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A. Except as expressly provided in Article 7, no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment with respect to amounts previously deferred shall be permitted if and only if all of the following requirements are met:

(1)       the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)       for payments made on account of Separation from Service (other than by reason of death or Disability): (a) for benefits accrued on or before December 31, 2004, an optional form of benefit may be made elected any number of times; and (b) for benefits accrued on or after January 1, 2005, an optional form of benefits may be elected no more frequently than once per Plan Year deferral account and if the new form of benefit cannot take effect until five years after the date the distribution was otherwise scheduled to begin.

(3)       for payments made according to a Scheduled Distribution (that is, as elected to be made without regard to Separation from Service), no more frequently than twice per Plan Year deferral account, a Participant may elect a different Scheduled Distribution Date of his or her Scheduled Distribution (a) for benefits accrued on or before December 31, 2004, the election of a new SDD is made no less than 12 months prior to the then scheduled SDD and the new SDD is at least two years after the then scheduled SDD and (b) for balances accrued on or after January 1, 2005, the election of a new SDD is made at least 12 months prior to the then Scheduled Distribution Date and the new SDD is at least five years after the then scheduled SDD.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment and only one change shall be allowed to be made by a Participant with respect to form of benefits to be received by such Participant upon Retirement. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

4.6       Investment Elections. The Committee may select and may change from time to time upon notice to Participants, the types of mutual funds, investment portfolios underlying universal life products or contracts in which Participants’ Accounts shall be deemed to be invested. At the time an Eligible Employee first becomes a Participant, the Participant shall file with the Vice President or her designee in a method or on a form provided by the Committee designating which of such types of mutual funds, investment portfolios or contracts the Participant’s Account shall be deemed to be invested for purposes of determining the amount of earnings to be credited to such Account. In making the designation pursuant to this Section 4.6, the Participant may specify that all or any portion of his or her Account, designated in whole percentages, be deemed to be invested in one or more of the types of mutual funds, investment portfolios or contracts selected by the Committee and then in effect. A Participant may change the designation made under this Section 4.6 by filing with the Vice President or her designee an election, in a written form or a Website provided by the Committee and such change shall be effective as soon as administratively feasible after receipt. If a Participant fails to elect a type of fund under this Section 4.6, or any prior election is not then effective, his or her Account shall be invested in the then available fund or contract that most nearly approximates a money market fund.

5          Participant Accounts. The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be further divided into separate subaccounts (“subaccounts”), each of which corresponds to a mutual fund, investment portfolio or contract elected by the Participant in accordance with the Plan and shall reflect benefits accrued prior to January 1, 2005 and benefits accrued on or after January 1, 2005. A Participant’s Account shall be credited as follows:

5.1       Salary Credits. As soon as administratively feasible, the Committee shall credit the subaccounts of the Participant’s Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant’s election under Section 4.2; that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the subaccount corresponding to that Fund.

5.2       Bonus Credits. As soon as administratively feasible, the Committee shall credit the subaccounts of the Participant’s Account with an amount equal to the portion of the Bonus deferred by the Participant in accordance with the Participant’s election under Section 4.3; that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of Fund shall be credited to the subaccount corresponding to that Fund.

5.3       Prior Plan Credits. As of the Effective Date, the Committee shall credit the subaccounts of the Participant’s Account with an amount equal to the Participant’s account under the Prior Plan as of the Effective Date.

5.4       Earnings Credits. As soon as administratively feasible following the last day of each month in which any amount remains credited to a Participant’s Account, each subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such subaccount as of the last day of the preceding month by the actual returns on the Fund(s) selected by the Participant.

5.5       409A Subaccounts. Each Participant’s Account shall also have sub accounts which reflect benefits accrued before January 1, 2005 and, separately, amounts accrued on or after January 1, 2005.

6          Vesting. A Participant’s Account shall be 100 percent vested at all times.

7          Distributions.

7.1       Form, Timing and Amount of Distribution.

7.1.1     Pre-Retirement Distribution (also known as Scheduled Distribution) Participants shall be entitled to elect to receive a Scheduled Distribution from the elected plan year deferral account prior to Separation of Service. In the case of a Participant who has elected to receive a Scheduled Distribution in accordance with Section 4.5, such Participant shall receive that distributable amount, on or commencing on the Payment Date specified with respect to the specified deferrals, including earnings thereon. A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than three (3) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account. The Participant may elect to receive the Scheduled Distribution in a single lump sum. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 4.5.

7.1.2     Post-Retirement Distributions (also know as Termination Distribution). Except as otherwise provided herein, in the event of a Participant’s Separation from Service or Retirement, the distributable amount credited to the Participant’s deferral account’s shall be paid to the Participant in substantially equal quarterly installments over 5, 10, or 15 years or Lump Sum commencing on the Payment Date following the Participant’s Separation of Service. A Participant may change the form of Termination Distribution, provided such change complies with the requirement of Section 4.5. If no form of distribution is specified, the form of distribution under this Section 7.1.2 shall be a Lump Sum.

7.1.3     Nonscheduled Distribution. For benefits accrued prior to December 31, 2004 (and not for benefits accrued on or after January 1, 2005), a Participant may elect by filing with the Vice President or her designee on a form approved for such purpose to receive an amount equal to ninety percent of his or her Account balance at any time. If the Participant makes an election described in this Section 7.1.2: (i) the balance of the Participant’s Account accrued prior to December 31, 2004 not distributed to the Participant shall be forfeited to the Company; and (ii) the amount of the benefits accrued prior to December 31, 2004 to which he is entitled under this Section 7.1.2 shall be distributed to the Participant in a single lump sum within thirty days following such election’s valuation under this Plan.

7.1.4     Unforeseen Emergency. A Participant may withdraw an amount necessary to satisfy an Unforeseeable Emergency if and to the extent then permitted under Section 409A. If the Committee approves an application for an Unforeseeable Emergency distribution, the Participant shall be prohibited from making deferrals for the remainder of the calendar year in which such Unforeseeable Emergency occurs.

7.1.5     Method for Calculating Installments. If a Participant or Beneficiary receives payment of his or her Account balance in installments pursuant to Section 7.1.1 or 7.1.2 the amount of each quarterly installment payable during the Plan Year shall equal the Participant’s Account balance on the Payment Date divided by the total number of installments the Participant or Beneficiary is scheduled to receive. The amount of each quarterly installment payable during each succeeding Plan Year, other than the last Plan Year in which the Participant or Beneficiary receives installment payments under the Plan, shall equal the Participant’s Account balance on a month end determined by the Committee of the preceding Plan Year divided by the number of installments remaining to be paid after the last day of such preceding Plan Year, except that the final quarterly installment shall be equal to the remaining balance in the Participant’s Account.

7.1.6     Small Account Balances. Notwithstanding any other provision of this Section 7.2, if a Participant’s Account balance on his or her Payment Date is $30,000 or less, such Account balance shall be paid in a single lump sum.

7.2       Benefits Accrued Before January 1, 2004. Notwithstanding Section 7.1.1 and 7.1.2, a Participant may elect to have his or her benefit accrued before January 1, 2005 as soon as administratively feasible after the Scheduled Distribution Date.

8          Pre-Distribution Death Benefit.

8.1       Amount of Benefit. The Company may, in its discretion and without specific notice to the Participant, own and maintain one or more life insurance policies on the life of one or more Insurable Participants (collectively, the “Policy”) with an aggregate death benefit at a level deemed appropriate by the Company. By participating in the Plan, each Participant consents to the application by the Company for and issuance by an insurance company of an insurance policy on the life of that Participant. Until an employee of the Company (other than a Participant who has already been determined not to be an Insurable Participant) completes an application for a Policy, the Company may elect to reject any deferral election made by the employee pursuant to Article 4. Prior to January 1, 2008, the Plan permitted the Committee to purchase life insurance on a specific person to fund a death benefit payable to the Beneficiary of a Participant who died prior to Separation from Service. Participants with respect to whom such insurance policies are dated prior to January 1, 2008 continue to be covered by the death benefit provisions of the Plan prior to the revisions made as of December 31, 2007. No death benefit provisions are applicable to individuals who became Participants on or after January 1, 2008 or with respect to whom no insurance policies were dated for such purposes on or before December 31, 2007.

8.2       Grandfathered Rules Regarding Certain Death Benefits.

If an Insurable Participant shall die at least sixty days following the first day of the month in which allocations pursuant to Article 5 of the Plan are first made to his Account and prior to his Separation from Service, his Beneficiary shall receive directly from the insurance company issuing the Policy in a single lump sum an amount equal the lesser of (a) or (b):

(a) equals the greatest of

(i) the amount of insurance coverage in effect on December 31, 1998,

(ii) the Participant’s Account balance as of a relevant time, or

(iii) $1,000,000; or

(b) equals the greatest of:

(i) ten times the amounts allocated to the Insurable Participant’s Account pursuant to Sections 5.1 and/or 5.2 during the first twelve months in which the Insurable Participant receives allocations to his Account, or

(ii) two times the Insurable Participant’s Account balance as of his date of death if the Insurable Participant has not attained age 56 at the date of death or, if the Insurable Participant is age 56 or older at death, 1.5 times the Insurable Participant’s Account balance as of his date of death.

8.2.1     Reduction of Account Balance. Notwithstanding anything contained herein to the contrary, any benefits otherwise payable with respect to an Insured Participant under this Plan shall be reduced by the value of benefits received by the Insured Participant’s Beneficiary under the Policy.

8.2.2     Death on or After Separation from Service. If an Insured Participant shall die after his or her Separation from Service, his or her Beneficiary shall receive no benefits under the Policy and any death benefits hereunder shall be paid to the Company.

8.2.3     Effect of Account Distribution Prior to Separation from Service. If an Insured Participant dies prior to his or her Separation from Service but after receiving a distribution pursuant to any section of Article 7, the Insurable Participant’s Death Benefit under Section 8.2 shall be reduced by an amount equal to the amount of such distribution received by the Insurable Participant so that the death benefit payable with respect to the Insurable Participant under this subsection shall be the applicable of the amounts under section 8.2 less the amount distributed prior to his or her date of death.

8.2.4     Death Prior to Eligibility for Pre-Distribution Death Benefit. If a Participant should die before completing the sixty-day eligibility period for the pre-distribution death benefit set forth in Section 8.1, his or her Beneficiary shall receive only the balance in the Participant’s Account as of the Participant’s Separation from Service.

8.2.5     Failure to Remain Insurable. Notwithstanding the foregoing provisions of this Article 8, if a Participant satisfies the definition of an Insurable Participant at the time he becomes a Participant, but fails to satisfy such definition thereafter, the pre-

distribution death benefit payable to the Participant’s Beneficiary shall equal the lesser of:

(1) the pre-distribution death benefit determined under the foregoing provisions of this Article 8; or

(2) the death benefit under the Policy payable to the Participant’s Beneficiary at the time the Participant fails to satisfy the definition of an Insurable Participant.

9          Administration.

9.1       Committee Action. The Plan shall be administered by the Committee, consisting of at least three members, appointed by and holding office at the pleasure of the Personnel and Compensation Committee of the Board of Directors of the Company or, in the absence of a specific designation by the Personnel and Compensation Committee of the Board of Directors of the Company, the Vice President then serving. The Committee shall act at meetings by an affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

9.2       Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

9.2.1     To determine all questions relating to the eligibility of employees to participate;

9.2.2     To construe and interpret the terms and provisions of this Plan;

9.2.3     To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

9.2.4     To maintain all records that may be necessary for the administration of the Plan;

9.2.5     To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

9.2.6     To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

9.2.7     To appoint a plan administrator or, any other agent, and to delegate to such person such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

9.3       Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall have full discretion in the administration of the Plan but shall administer all terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan. The Committee shall construe and interpret the Plan at all times to comply with Section 409A of the Code.

9.4       Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

9.5       Compensation, Expenses and Indemnity.

9.5.1     The members of the Committee shall serve without compensation for their services hereunder.

9.5.2     The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

9.5.3     The Company shall indemnify and save harmless the Committee and each member thereof, and the Chief Financial Officer, the Vice President or her designee, and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

9.6       Statements and Account Information. The Committee shall cause statements or other account balance and information to be available to Participants on a Website or in periodic written form.

10        Miscellaneous.

10.1     Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA. Notwithstanding the foregoing, the Company may, but shall not be required to, establish a grantor trust, within the meaning of Section 671 of the Code, the assets of which may be intended to pay, in whole or in part, the benefits due under this Plan but the assets of which shall be subject at all times to the claims of creditors of the Company. In the event the Company establishes a grantor trust, Participants and Beneficiaries shall (i) have no claim against the assets of such grantor trust directly or indirectly and shall look for payment of benefits due under this Plan solely to the assets of the Company, (ii) remain general creditors of the Company and (iii) have no right or standing to compel or request the Company to make contributions to the grantor trust at any time or from time to time in any amount.

10.2     Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

10.3     No Right to Continued Employment. Neither an employee’s participation in the Plan, nor his or her rights to his or her Account shall confer upon such employee any right with respect to continuance of employment by or receipt of Bonuses from the Company, nor shall such items interfere in any way with the right of the Company to terminate such employee’s employment or alter such employee’s Compensation at any time.

10.4     Withholding. There shall be deducted from each payment made under the Plan or, if such payment is not large enough, from any other funds payable to the Participant, all taxes which the Company determines are required to be withheld with respect to such payment under the Plan. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

10.5     Amendment, Modification, Suspension or Termination. The Committee may at any time amend, modify, suspend or terminate the Plan in whole or in part, subject to ratification by the Personnel and Compensation Committee of the Company’s Board of Directors, except that no amendment, modification, suspension or termination shall reduce any amounts then credited to a Participant’s Account. The Company shall provide notice of such action to all Participants and Beneficiaries of deceased Participants. In the event that one or more subsidiaries of the Company are spun off to shareholders of the Company and a spun off company agrees to sponsor a plan substantially similar to this Plan, the Company may, in its discretion, cause a transfer of all, but not less than all, liabilities with respect to employees of such new company to the new plan adopted by that new company and, upon such transfer, the Company shall be released of liability with respect to employees of the new company with respect to whom liabilities have been transferred.

10.6     Governing Law. Except to the extent that it is preempted by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.

10.7     Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan, including but not limited to any payment from an insurance company, shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Committee and the Company. Any payment, whether by the Company or an insurance company, to a Participant or the Participant’s Beneficiary of an amount described in Section 5.3 shall, to the extent thereof, be in full satisfaction of all claims to such amount which the Participant or his or her Beneficiary or any beneficiary designated in accordance with the Prior Plan may have against the Company or any other person under the Prior Plan. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.8     Payments on Behalf of Minors. In the event that any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made only to the conservator or the guardian of the estate of such person appointed by a court of competent jurisdiction or such other person or in such other manner as the Committee determines is necessary to assure that the payment will legally discharge the Plan’s obligation to such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

10.9     Miscellaneous. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine or feminine, singular or plural, as the identity of the person or persons may require. The headings used in this Plan are for convenience only and shall not be construed in interpreting this Plan.

11        Non-Employee Directors.

11.1     Inclusion of Non-Employee Directors.

Effective January 1, 2004, Non-Employee Directors are eligible to participate in this Plan to the extent provided for in this Article 11.

11.2.     Non-Employee Director Meeting Fees.

Effective for Annual Retainer Fees and Meeting Fees (which term shall mean amounts paid to Non-Employee Directors for services rendered to respect to service and/or attending meetings of the Board of Directors) payable on or after January 1, 2004, a Non-Employee Director shall be permitted to defer one hundred percent (100%) of his or her Annual Retainer Fees and/or Meeting Fees for the then applicable calendar year under and in accordance with the terms and conditions of the Plan otherwise applicable to Participants in this Plan as it may be amended from time to time. For purposes of this Article 11, the definition of “Compensation” set forth in Section 2.7 as applied to a Non-Employee Director, shall include Annual Retainer Fees and Meeting Fees paid to Non-Employee Directors.

11.3     TDY Common Stock Phantom Fund.

Notwithstanding anything in the Plan to the contrary, beginning with the calendar year commencing January 1, 2004, for Non-Employee Directors only, there shall be created a Fund, to be called the “TDY Common Stock Phantom Fund”, in which a Non-Employee Director may specify that all or any portion of his or her Annual Retainer Fees and Meeting Fees deferred on or after January 1, 2004, designated in whole percentages, be deemed to be invested and which Fund shall mirror an investment in Common Stock of the Company; provided, however, that if and to the extent the Company pays dividends, such dividends shall not be deemed to be reinvested in Common Stock of the Company, but shall be deemed to be invested in the default Fund then selected by the Committee. Once a Non-Employee Director specifies that any of his or her Compensation for a calendar year shall be invested in the TDY Common Stock Phantom Fund, such Non-Employee Director may not change such allocations nor may such Non-Employee Director diversify out of, or roll other amounts into, the TDY Common Stock Phantom Fund. Payments from the TDY Common Stock Phantom Fund shall be in cash and not Common Stock of the Company. Effective January 1, 2015, no further amounts will be accepted into the TDY Common Stock Phantom Fund.

To record the due adoption of this Amended and Restated Plan as of December 31, 2014, the Company has caused its execution by its duly authorized officer.

TELEDYNE TECHNOLOGIES INCORPORATED PLAN ADMINISTRATIVE COMMITTEE

By:	/s/ Anna S. Masters
Anna S. Masters
Vice President, Human Resources & Deputy General Counsel

By:	/s/ Stephen F. Blackwood
Stephen F. Blackwood
Vice President and Treasurer

By:	/s/ Susan L. Main
Susan L. Main
Senior Vice President & Chief Financial Officer

By:	/s/ Melanie S. Cibik
Melanie S. Cibik
Senior Vice President, General Counsel & Secretary